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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-68090 on Form N-1A of Lord Abbett Investment Trust of our reports dated January 24, 2002 on the financial statements of Balanced Series, Lord Abbett High Yield Fund, Limited Duration U.S. Government Securities Series, U.S Government Securities Series, Lord Abbett Core Fixed Income Fund and Lord Abbett Total Return Fund (formerly Lord Abbet Strategic Core Fixed Income Series) and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
March 25, 2001